September 20, 1994


Neal Page

RE: Offer of Employment

Dear Neal,

         On behalf of Multimedia Access Corporation, (MMAC), and its new division, Osprey Systems (Osprey), I am pleased to extend to you an offer of employment with Osprey as Director of Business Development. The details of the offer are as follows:

1.   Your start date will be October 3, 1994 or earlier is possible.

2. Your base salary will be $7,500.00 per month, payable bi-monthly on or about the 15th and 30th of each month. You will be eligible for performance bonuses for meeting goals and objectives.

3. MMAC will recommend to its Board of Directors that you will be granted an initial option pursuant to the Company's 1994 Stock Option Plan to purchase 50,000 shares of MMAC Common Stock at fair market value per share as determined on the date of the grant by the Board of Directors. These options will vest such that no option for the first six months of employment, 6/60th of the options will vest at six months, and you will vest at 1/60th per month thereafter. Assuming you remain employed with the Company, the options will be fully vested 5 years after commencement of employment.

4. MMAC will recommend to its Board of Directors that you be granted an additional option pursuant to the COmpany's 1994 Stock Option Plan to purchase 30,000 shares of MMAC Common Stock at the fair market value per share following the Initial Public Offering. These options will vest such taht no option will vest for the first six months of employment, 6/60th of the options will vest at six months, and you will vest at 1/60th per month thereafter. Assuming you remain employed with the Company, the options will be fully vested 5 years after commencement of employment.

5. You will be entitled to participate in the Company's standard benefits plan applicable to all employees, to be described in the forthcoming MMAC Outline of Benefits.

6. Your employment with the Company will be "at will" and may be terminated by you or the Company at any time, for any reason or no reason. By accepting this offer of employment, you accept employment on such terms.

     This offer is contingent upon compliance with the Immigration Reform and Control Act


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of 1986,  which  requires  MMAC to verify  that each  employee  hired is legally entitled to work in the United States. Enclosed is a copy of the Employment Verification Form I-9, with instructions, as required by such Act. Please review and execute this document and be prepared to bring the appropriate documentation on the day you first report to work.

     This offer is further contingent upon your execution of an employee proprietary information agreement in the standard form utilized by the Company for its employees, Such agreement, a copy of which is enclosed, provides generally that the Company shall own all proprietary rights you develop while employed by the Company, and contains certain non-competition and non-solicitation agreements.

     Furthermore, the terms and conditions of your employment agreement are considered confidential and are not to be discussed with anyone but your immediate superior and Officers of the Company.

     Neal, we look forward to working with you. If you have any questions, please call me at (214) 488-7201. Please indicate your acceptance by signing and returning to me a copy of the offer letter.

                                Sincerely,

                                Multimedia Access Corporation




                                By:  /s/ Glenn A. Norem
                                   ---------------------
                                     Glenn Norem
                                     President & CEO


Accepted by:


 /s/ Neal S. Page
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Neal Page

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Date